EXHIBIT 23(a)



     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in the Prospectus forming part of the Registration Statement on Form S-8, relating to the Long Term Stock Incentive Plan of
Aluminum Company of America and the shares of common stock to be issued in accordance with the Plan, of our reports dated January 8, 1997 on our audits of the consolidated financial statements and financial statement schedule of Aluminum Company of America and consolidated subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 which reports are incorporated by reference or included in the Company's
1996 Annual Report on Form 10-K for the fiscal year ended
December 31, 1996.


                            /s/COOPERS & LYBRAND L.L.P.
                           COOPERS & LYBRAND L.L.P.



Pittsburgh, Pennsylvania
May 27, 1997